Exhibit 99.1

Virtusa Announces Third Quarter Fiscal 2013 Consolidated Financial Results

•                  Third quarter fiscal 2013 revenue of $86.5 million increased 7% sequentially and 20% year-over-year.

•                  Third quarter fiscal 2013 operating income increased 39% to $9.1 million or 10.6% of revenue compared to $6.6 million or 9.1% of revenue in the year ago period.

•                  Third quarter fiscal 2013 diluted EPS increased 31% to $0.29, compared to diluted EPS of $0.22 in the year ago period.

•                  Increased cash, cash equivalents, and short-term and long-term investments to $97.0 million(2) at December 31, 2012.

Westborough, MA — (January 30, 2013) Virtusa Corporation (NASDAQ: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today reported consolidated financial results for the third quarter fiscal year 2013, ended December 31, 2012.

Third Quarter Fiscal 2013 Consolidated Financial Results

Revenue for the third quarter of fiscal 2013 was $86.5 million, an increase of 7% sequentially on both a reported and constant currency basis(1).  Year-over-year revenue increased 20% on a reported basis and 19% on a constant currency basis (1).

Virtusa reported income from operations of $9.1 million or 10.6% of revenue for the third quarter of fiscal 2013, an increase of 23% compared to $7.4 million or 9.2% of revenue for the second quarter of fiscal 2013, and an increase of 39% compared to $6.6 million or 9.1% of revenue for the third quarter of fiscal 2012.

Net income for the third quarter of fiscal 2013 was $7.4 million, or $0.29 per diluted share, an increase compared to $5.8 million, or $0.23 per diluted share, for the second quarter of fiscal 2013, and an increase compared to $5.6 million, or $0.22 per diluted share, for the third quarter of fiscal 2012.  Net income for the third quarter of fiscal 2013 included ($0.2) million of foreign currency transaction losses compared to ($0.5) million of foreign currency transaction losses in the second quarter of fiscal 2013, and a gain of $0.2 million in the third quarter of fiscal 2012.

The Company ended the third quarter of fiscal 2013 with $97.0 million of cash, cash equivalents, and short-term and long-term investments (2), compared to $80.0 million at September 30, 2012.  Cash flow from operations for the third quarter of fiscal 2013 was $20.9 million, compared to $8.5 million for the third quarter of fiscal 2012.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “This was a strong quarter for Virtusa driven by broad-based revenue growth across all of our industries and geographies.  We are seeing the benefits of scale and the investments we have made in building competencies to pursue and win engagements that are at the nexus of our clients and their consumers. The successful client outcomes we are driving are opening new opportunities within enterprises, both in current and new lines of business.” Mr. Canekeratne continued, “In addition, our thought leadership and innovation in millennial enterprise enablement is creating expanded opportunities across our business and further solidifying Virtusa as a strategic partner to our clients.”

Ranjan Kalia, Chief Financial Officer, said, “We are pleased with our robust performance across key financial metrics. We delivered strong revenue growth, expanded operating margin by 150 basis points year-over-year, increased diluted EPS at a faster rate than revenue, growing 31% year-over-year, and generated strong cash flow.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Fourth quarter fiscal 2013 revenue is expected to be in the range of $88.8 to $90.8 million, with diluted EPS of $0.30 to $0.32.

•                  Fiscal year 2013 revenue is expected to be in the range of $332.0 to $334.0 million, with diluted EPS of $1.05 to $1.07.

The Company’s fourth quarter and fiscal year 2013 diluted EPS estimates assume an average share count of approximately 25.8 million and 25.6 million respectively (assuming no further exercises of stock-based awards) and assume a stock price of $19.18, which was derived from the average closing price of the Company’s stock over the five trading days ended on January 29, 2013.  Deviations from this share count or stock price would cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, January 30, 2013 at 5:00 pm Eastern time to discuss the Company’s third quarter fiscal year 2013 financial results, current financial guidance, and other corporate developments.  To access this call, dial 888-298-3511 (domestic) or 719-457-2702 (international).  The passcode is 3324194. A replay of this conference call will be available through February 6, 2013 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 3324194.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa Corporation

Virtusa (NASDAQ: VRTU) is a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience. Virtusa helps its clients accelerate business outcomes by consolidating, rationalizing and modernizing customer-facing processes into one or more enterprise platforms.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Platforming, Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements.  As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe and Asia.

© 2011 All rights reserved. Virtusa, Accelerating Business OutcomesSM and all other related logos/service names are either registered trademarks or trademarks of Virtusa Corporation in the US, UK, EU, India and/or Sri Lanka. All other company and service names are the property of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Regulation G by the Securities and Exchange Commission. Virtusa presents constant currency revenue to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote (1) below for further detail). Virtusa also presents a reconciliation of its cash, cash equivalents, short term and long term investments which it believes provides insight into its cash position and overall liquidity (see footnote (2) below for further detail). While Virtusa’s management believes that these non-GAAP revenue measures and cash reconciliation presentations are useful in evaluating Virtusa’s revenue and cash position and overall liquidity, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Footnotes

(1) To determine year-over-year constant currency revenue for the Company’s third quarter of fiscal 2013, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended December 31, 2011 of 1.57 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended December 31, 2012 of 1.61 U.S. dollars to U.K. pounds sterling. To determine sequential revenue change in constant currency for the Company’s third quarter of fiscal 2013, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended September 30, 2012 of 1.59 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended December 31, 2012 of 1.61 U.S. dollars to U.K. pounds sterling.

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be a more meaningful indicator of the Company’s overall liquidity.  All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Virtusa’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; Virtusa’s ability to assimilate and integrate the operations of acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition-related charges; Virtusa’s ability to achieve expected synergies and operating efficiencies in the acquisitions within expected time-frames or at all; restrictions on immigration or changes in immigration laws; the loss of any key member of Virtusa’s senior management team; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments and compliance requirements in Virtusa’s operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar and the U.K. pound sterling; and the volatility of the market price of Virtusa’s common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2012	March 31, 2012
Assets:
Cash and cash equivalents	$62,623	$58,105
Short-term investments	26,378	23,055
Accounts receivable, net	65,131	58,789
Unbilled accounts receivable	10,010	7,634
Prepaid expenses	5,744	6,552
Deferred income taxes	3,370	3,693
Restricted cash	390	2,828
Other current assets	6,856	5,831
Total current assets	180,502	166,487

Property and equipment, net	35,178	32,843
Long-term investments	8,006	4,269
Deferred income taxes	8,504	8,348
Goodwill	35,472	35,472
Intangible assets, net	16,322	18,248
Other long-term assets	9,844	7,726
Total assets	$293,828	$273,393

Liabilities:
Accounts payable	$9,067	$8,649
Accrued employee compensation and benefits	17,502	17,844
Accrued expenses and other current liabilities	19,525	22,011
Income taxes payable	7,705	3,553
Total current liabilities	53,799	52,057
Long-term liabilities	2,920	3,162
Total liabilities	56,719	55,219

Stockholders’ equity	237,109	218,174
Total liabilities and stockholders’ equity	$293,828	$273,393

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$86,474	$72,184	$243,226	$203,540
Costs of revenue	55,698	46,271	158,194	129,648
Gross profit	30,776	25,913	85,032	73,892
Total operating expenses	21,634	19,335	61,593	57,060

Income from operations	9,142	6,578	23,439	16,832

Other income (expense):
Interest income	778	603	2,247	1,761
Foreign currency transaction gains (losses)	(194)	198	(244)	(64)
Other, net	(10)	(21)	54	(72)
Total other income	574	780	2,057	1,625

Income before income tax expense	9,716	7,358	25,496	18,457
Income tax expense	2,312	1,764	6,189	4,220

Net income	$7,404	$5,594	$19,307	$14,237

Net income per share of common stock:
Basic	$0.30	$0.23	$0.78	$0.58
Diluted	$0.29	$0.22	$0.76	$0.56
Weighted average number of common shares outstanding
Basic	24,969,800	24,704,814	24,887,304	24,604,981
Diluted	25,614,309	25,358,259	25,539,499	25,350,501

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Nine Months Ended
	Decmeber 31
	2012	2011
Cash flows provided by operating activities:
Net income	$19,307	$14,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,509	6,169
Share-based compensation expense	4,181	3,858
Gain on sale of plant and equipment	(109)	(6)
Foreign currency losses, net	244	64
Net changes in operating assets and liabilities:
Accounts receivable, net	(8,911)	(15,348)
Prepaid expenses and other current assets	(1,412)	(322)
Other long-term assets	(39)	(3,503)
Accounts payable	614	(2,514)
Accrued employee compensation and benefits	(1,435)	2,657
Accrued expenses and other current liabilities	2,431	2,553
Income taxes payable	2,399	2,652
Other long-term liabilities	(99)	(732)
Net cash provided by operating activities	23,680	9,765
Cash flows used for investing activities:
Proceeds from sale of property and equipment	117	114
Purchase of short-term investments	(8,571)	(6,638)
Proceeds from sale or maturity of short-term investments	7,975	30,979
Purchase of long-term investments	(8,421)	(5,202)
Proceeds from sale or maturity of long-term investments	1,258	10,406
Business acquisition	(2,775)	(25,055)
Decrease (increase) in restricted cash	2,426	(2,678)
Purchase of property and equipment	(8,517)	(10,223)
Net cash used for investing activities	(16,508)	(8,297)
Cash flows provided by (used for) financing activities:
Proceeds from exercise of common stock options	710	1,740
Purchase of Treasury Stock	(1,408)	—
Payment of contingent Consideration as a result of acquisition	—	(1,620)
Principal payments on capital lease obligation	(1,021)	(932)
Net cash used for financing activities	(1,719)	(812)
Effect of exchange rate changes on cash and cash equivalents	(935)	(1,939)
Net increase (decrease) in cash and cash equivalents	4,518	(1,283)
Cash and cash equivalents, beginning of period	58,105	50,218
Cash and cash equivalents, end of period	62,623	$48,935

Supplemental Non-GAAP Financial Information as of December 31, 2012 and 2011

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$62,623	$48,935

Short-term investments	26,378	24,877
Long-term investments	8,006	5,147
Total short-term and long-term investments, end of period	34,384	30,024

Total cash and cash equivalents, short-term investments and long-term investments	$97,007	$78,959

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alepain@greenough.biz

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